Exhibit 99.1

FOR IMMEDIATE RELEASE

Effective Federal Tax Rates on REIT Dividends Reduced

Global Medical REIT Inc. Issues Statement Regarding Impact of Recent Tax Legislation on REIT Dividends

BETHESDA, Md.—(BUSINESS WIRE)—December 26, 2017—Global Medical REIT Inc. (NYSE: GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, is providing the following information regarding the impact of the recently-enacted Tax Cuts and Jobs Act (the “TCJA”) on REIT dividends in response to investor inquiries. Key provisions of the legislation pertaining to REIT dividends include:

•	Beginning in 2018, individual shareholders will receive a deduction equal to 20% of REIT dividends received (resulting in a maximum 29.6% effective federal income tax rate on ordinary REIT dividends for individual taxpayers in the top 37.0% tax bracket).

o	Under the law in effect for 2017 and prior years, the maximum effective federal income tax rate on ordinary REIT dividends was 39.6%.

o	As under prior law, REIT dividends may, if an investor’s income exceeds certain thresholds, be subject to the 3.8% Medicare tax.

o	With respect to portions of REIT distributions that do not constitute dividends (and are instead a return of capital, reducing a shareholder’s tax basis in its shares but not resulting in income or gain except to the extent tax basis is exhausted) there has been no change under the TCJA.

•	The above deduction is applicable to ordinary REIT dividends, as opposed to distributions of capital gain or qualified dividends (i.e., dividends attributable to dividends received by a REIT from C-Corporations, such as taxable REIT subsidiaries), which are already taxed at preferential maximum 20% rates.

•	The deduction for ordinary REIT dividends under the TCJA is not subject to the wage/unadjusted tax basis limits that are applicable to other types of pass-through income.

“We have received inquiries from our investors regarding the new tax legislation and want to share our understanding of the likely impact on the taxation of our distributions. Our most recent quarterly distribution of $0.20 per share equates to a current annualized yield of approximately 9.7%, based on the closing price of our common stock on December 22, 2017 of $8.28 per share. This 9.7% annualized yield equates to an after-tax annualized yield of approximately 6.8% for investors in the top 37.0% tax bracket (assuming 100% of our distributions are taxed as dividends) versus approximately 5.8% prior to the enactment of the TCJA. We are pleased this legislation includes provisions to help maintain the benefits of REIT dividends vis-a-vie regular corporate dividends,” said CEO Jeffrey Busch.

The yields stated above are for illustrative purposes only based on an annualized yield calculated by multiplying our current fourth quarter distribution of $0.20 per share by four. The statements above should not be construed as tax advice or guarantees of our actual future annual yields. The analysis above also assumes that 100% of our distributions will be taxable as dividends. The actual tax profile of our distributions will depend on whether such distributions are classified as dividends or return of capital. Additionally, our actual future annual yield may be lower based on factors such as our future distribution rate and stock price.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company intends to produce increasing, reliable rental revenue by expanding its portfolio, and leasing each of its healthcare facilities to market-leading operators under a long-term, triple-net lease. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, as amended by Amendment No. 2 thereto, for the year ended December 31, 2016, which were filed with the SEC on March 27, 2017 and May 9, 2017, respectively, and elsewhere in the reports the Company has filed with the SEC, including statements regarding the effects of the TCJA on the Company’s annualized distribution yield and the treatment of such distributions as dividends or return of capital. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to update these statements after the date of this release.

Contacts:

Investor Relations Counsel

The Equity Group Inc.

Jeremy Hellman, Senior Associate

(212) 836-9626 / jhellman@equityny.com

Adam Prior, Senior Vice President

(212) 836-9606 / aprior@equityny.com